Exhibit 99.2

Operator:

During this conference call, representatives of the Company may make certain forward looking statements relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. These statements generally can be identified by the fact that they do not relate strictly to historical or current facts. These statements may also include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. We caution you that the actual results could differ materially from those that are indicated in our forward looking statements due to a variety of factors. Information concerning these factors can be found in the Company’s filings with the SEC.

I would now like to turn the call over to Frank Harrison and Zac Graves of Bronco Drilling Company.

Frank:

Good morning. My name is Frank Harrison, Chief Executive Officer of Bronco Drilling. Joining me today is Zac Graves, our Chief Financial Officer. As always, we want to thank you for your interest in Bronco Drilling.

We want to talk to you all this morning about a new pending acquisition that we believe will accelerate our rig refurbishment program, increase our operating rig count to better leverage the current land drilling market, and expand our geographic footprint into an additional resource-play basin. Last Friday, Bronco entered into a definitive purchase agreement to acquire the assets of Big A Drilling for $18.1 million. We believe that this acquisition of six operating rigs, and access to an additional rig refurbishment yard, will not only be accretive but will also be very strategic for Bronco.

First, let me offer some additional details on the assets we have agreed to acquire. Six rigs, all operating in the Midcontinent, heavy haul trucks that provide us with full mobility potential, as well as access to a rig refurbishment yard that will allow us to accelerate our organic rig refurbishment program. The average horsepower of the six rigs is 450. We are very pleased to say that the management team of Big A, as well as its crews, have agreed to join the Bronco team. We very much look forward to working with all of them.

Upon completion, the acquisition will increase Bronco’s rig fleet to 64 rigs, 37 of which will be marketed and 27 of which will be inventoried and part of our rig refurbishment program.

From a strategic standpoint, this acquisition is very important to the direction of Bronco Drilling. The acquisition will provide Bronco with an additional rig refurbishment yard and personnel that will allow us to accelerate our rig refurbishment program. We believe that we can refurbish an additional 2 to 3 rigs in 2006 from the Big A yard. This would increase our rig refurbishment rate next year from the previous plan of 10 rigs to 12 to 13 rigs.

Further, the Big A acquisition will give us entrance into the Palo Duro region, a shale-gas play located in the Northern Texas panhandle. Big A’s management team and crews have extensive operating experience in the Palo Duro and surrounding areas.

I want to emphasize again how excited I am about this most recent development. The demand we are seeing for our land drilling services is as strong as we have ever seen. Not only are we expanding our operating rig fleet, and our leverage to this market, we are also expanding our internal rig refurbishment capabilities, allowing us to accelerate our rig refurbishment program.

The economics of this transaction are also compelling. I want to turn the call over to Zac to talk about the financial metrics of the acquisition.

Zac:

Thanks Frank. Let me first run you all through the transaction financing. As Frank said, the total consideration is $18.1 million, which will be paid with $16.3 million of cash on hand, with the balance to be paid in shares of our common stock. Assigning no value to the associated rig inventory, haul trucks, or the rig refurbishment yard, this results in a per-rig acquisition cost of just over $3 million. We do not believe that any additional capital will be required for the rigs, all of which are currently operating.

At this type of acquisition cost, the returns on invested capital are strong and above our internal hurdle rate. From just the six operating rigs alone, we believe that this transaction will add approximately $0.15 cents to our anticipated 2006 fully diluted earnings per share.

One of the most intriguing aspects of the transaction, though, is our ability to accelerate our rig refurbishment by 2 to 3 rigs in 2006 from the previous plan of 10 rigs. Prior to this transaction, we had anticipated exiting 2005 with 34 operating rigs, and exiting 2006 with 44 operating rigs. With the increase in our refurbishment capacity we gain with this transaction, we anticipate exiting 2006 with 52 to 53 operating rigs.

With that, I would like to open the call for any questions you may have.